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                                 EXHIBIT 10.17

                              PURCHASE AGREEMENT

    This Purchase Agreement (hereafter "Agreement") is entered into this 15th day of July, 1998 to be effective as of June 26, 1998 (hereafter "Effective Date") by and between Steffen, Robertson & Kirsten (U.S.), Inc. (hereafter "SRK") and National Environmental Service Company (hereafter "NESCO").

    WHEREAS, SRK owns and operates a consulting engineering business with an office located in Columbia, South Carolina (hereafter "Business") and desires to sell certain assets of such Business and NESCO proposes to purchase those assets under the terms and conditions hereinafter set forth.

    NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties hereto agree as follows:

    1.    Assets to be Purchased -
          ----------------------

          A. Accounts Receivable - SRK agrees to sell, assign and transfer to NESCO, and NESCO agrees to purchase for cash all bonafide accounts receivable at 100% of invoice amount. Bonafide accounts receivable shall be all receivables as of the Effective Date whose invoice date is equal or less than 90 days prior to the Effective Date listed on Attachment A attached hereto. Bonafide receivables shall not include any receivables that are known by SRK to be in dispute or uncollectible. Within ten (10) days of Closing (as defined herein), SRK shall provide NESCO with a schedule of all relevant accounts receivable collected by SRK from the Effective Date to the Closing Date (as defined herein) and shall pay NESCO in cash for any amounts owed to NESCO pursuant to such schedule. If SRK receives payment after Closing of any accounts receivable purchased by NESCO, SRK agrees to forward such amounts received to NESCO within seven (7) days of receipt. If NESCO receives payment after Closing of any of SRK's accounts receivable not purchased by NESCO, NESCO agrees to forward such amounts received to NESCO within seven (7) days of receipt.

          B. Work in Progress - SRK agrees to sell, assign and transfer to NESCO, and NESCO agrees to purchase for cash all receivables as of the Effective Date not invoiced but accrued as work in progress at 100% of the accrued amount as scheduled by the attached summary marked Attachment B. For any amount of work-in-process accrued for by SRK up through the Effective Date but for which a "change-order" does not exist, NESCO agrees to pay SRK in cash for such work-in-progress within seven (7) days of receipt of a change order, invoice or payment for such work.

          C. Fixed Assets - SRK agrees to sell, assign and transfer to NESCO, and NESCO
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    agrees to purchase for cash all fixed assets at 100% of the "net book value"
    at June 26, 1998, as shown on the attached Attachment C. Net book value shall be defined as the original cost booked by SRK less all depreciation through June 26, 1998.

    2.    Assumption of Leases - NESCO agrees to assume the liability as of the
          --------------------
Effective Date for the leases and the remainder of the payments for such leases as set forth on Attachment D, attached hereto (the "Assumed Leases").

    3.    Liabilities -
          -----------

          A. It is understood that SRK will pay all liabilities prior to the Effective Date for which it is obligated (excluding the Assumed Leases) with regard to the Business including but not limited to: accounts payable; notes payable; all payroll and payroll taxes through the Effective Date; all other benefits due SRK employees through the Effective Date except for accrued vacation which has been assumed by NESCO; and all rent, utilities, taxes, and assessments due through the Effective Date.

          B. NESCO shall be responsible for all liabilities as of the Effective Date with regard to the Business. After Closing, SRK shall provide NESCO with a schedule listing (I) any liabilities of the Business arising as of the Effective Date that have been paid by SRK and (ii) any liabilities that were prepaid by SRK and prorating such liabilities through the Effective Date and (iii) deposits paid relating to the Business (collectively, the "Prepaid Liabilities"). NESCO shall pay in cash to SRK the amount of the Prepaid Liabilities within seven (7) days of receipt of the Prepaid Liabilities schedule.

    4.    Assignment - SRK will use their best endeavors to assign without
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penalty or loss to NESCO all existing material contracts, backlog, customer lists, good and merchantable title to the purchased assets, purchased accounts receivable, purchased receivables accrued as work in progress and not invoiced, licenses that are assignable, and such other rights as SRK presently enjoys at its Columbia office.

    5.    Purchase Price - NESCO shall pay to SRK the total purchase price set
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forth below (the "Purchase Price") in cash or immediately available funds on or before July 17, 1998. If the Purchase Price is not received by SRK before 5:00 p.m., Denver time, on July 17, 1998, this Purchase Agreement shall be null and void.

    The Purchase Price shall be allocated as follows:
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          A.    Cash (all amounts in US $):

                Accounts Receivable                         $ 110,063.28

                Work in Progress                            $ 271,756.21

                Assets (Fixed Assets at Net Book Value)     $  55,976.21

                Goodwill                                    $  50,000.00

                Accrued Vacation (Attachment E attached)     ($15,109.78)


                TOTAL                                       $ 472,685.92

           B. NESCO common stock to be issued from the authorized but unissued shares: 12,500 shares

          Any adjustments made pursuant to subparagraphs 1.A, 1.B, 1.C, or 3.B. above shall be treated as adjustments to the Purchase Price.

    6.    Payment of Accounts Payable - SRK agrees to pay in full within two (2)
          ---------------------------
weeks of Closing all accounts payable that it has received for the Business and furnish NESCO evidence of such payment. Should any additional payables for the period on or before July 15, 1998, be received by NESCO, SRK agrees to pay said invoices within seven (7) days and furnish NESCO evidence of such payment.
NESCO agrees to invoice such amounts to clients if these are recoverable and reimburse SRK for amounts paid by clients within seven (7) days of receipt of payment of such invoice.

    7.    Insurance - SRK and NESCO will each maintain errors and omissions
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insurance in the minimum amount of US $2,000,000 following the Closing Date for a period of at least three (3) years. SRK agrees to be responsible for any professional liability claims on work completed or performed prior to the Closing Date. NESCO agrees to be responsible for any professional liability claims on work completed or performed after the Closing Date.

    8.    Indemnification -
          ---------------

          A. SRK agrees to indemnify NESCO against (I) professional liability, bodily injury or property damage claims asserted against NESCO for work performed by SRK or its subcontractors on or prior to the Closing Date, and
    (ii) third-party claims for liabilities arising prior to the Effective Date not assumed by NESCO under this Agreement. On receipt of notice of any such claim, NESCO shall immediately notify SRK of the claim and allow SRK to defend such claim. NESCO will provide SRK with reasonable assistance in defending such claims.

          B. NESCO agrees to indemnify SRK against any claims (including professional liability, bodily injury, property damage or third party claims) asserted against
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    SRK for liabilities assumed by NESCO under this Agreement.

    9.    Confidentiality - Each party shall keep confidential any information
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with respect to the other party that is not otherwise generally available to the public or has been made available to the public by persons other than such party, its representatives, agents, or employees, except as is necessary in connection with the preparation of the definitive agreement relating to the transaction or as may be required by applicable law or stock exchange rules. If for any reason the transaction is abandoned or terminated prior to being consummated, each party will return promptly all information containing confidential or proprietary information disclosed to the other party and this paragraph shall survive termination of this Agreement.

    10.   Publicity - Except as may be required by NESCO by applicable law or
          ---------
securities laws or rules, neither party hereto shall make any public announcement or any press release regarding this proposal or the transaction or the subject matter hereof or thereof without the prior consent of the other party.

    11.   Expenses - Each party hereto will separately bear its own expenses
          --------
incurred in connection with this proposal and the transaction, regardless of whether the transaction is consummated.

    12.   Interim Operations - SRK shall continue to operate in a manner which
          ------------------
will maintain the SRK Columbia office's value, customers, reputation, and goodwill during the time period between the acceptance of this proposal and the earlier of the Closing Date, or the termination date. Pending execution of the Agreement, SRK agrees that it will conduct its Business only in the ordinary course and not engage in any extraordinary transaction without NESCO's prior consent.

    13.   Employee's - NESCO shall make offers of employment to all staff
          ----------
currently employed by SRK in the Business under NESCO's normal policies and procedures.


    14.   Contracts - NESCO will provide to SRK within fourteen (14) days of
          ---------
Closing, a schedule listing each current work order that continues past the Closing Date and identifying the work performed by SRK prior to the Closing Date. Furthermore, for any current work orders that are contracted to or with any other SRK offices relating to work for the Business, NESCO agrees that such arrangements can continue and the respective offices can finalize their work on such projects.

    15.   Exemption from Registration - NESCO represents to SRK that the
          ---------------------------
issuance of the shares of NESCO to SRK pursuant to the transaction shall be exempt from the registration requirement of federal and applicable state securities laws. SRK shall provide at Closing such representations and commitments as may be necessary or appropriate, to the extent that SRK can make such representations and commitments, to comply with applicable exemptions from such registration requirements.
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    16.   Closing Date - The closing of the transactions contemplated hereby
          ------------
("Closing") date shall be on July 15, 1998 ("Closing Date"), with transfer of funds by bank wire transfer and approval of the NESCO and SRK's respective boards of directors.

    17.   Assistance to SRK - NESCO shall provide reasonable assistance to SRK
          -----------------
at no cost to assist SRK with the collection of receivables not purchased by NESCO for a period of ninety (90) days after the Closing Date.

    18.   Delivery of NESCO Stock - Within fourteen (14) days of Closing, NESCO
          -----------------------
shall issue to SRK 12,500 shares of it's common stock, free and clear of all liens and encumbrances, to SRK.

    19.   Waiver of Bulk Sales - The parties waive compliance with the
          --------------------
provisions of the applicable uniform commercial code relating to bulk transfers in connection with the transactions contemplated by this Agreement.

    20.   Applicable Law - This agreement shall be governed by and construed in
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accordance with the laws of the State of Colorado.  The parties agree that jurisdiction and venue will be in the District Court of Richland County, South Carolina.

    21.   Attorney's Fees - In the event suit or action is instituted on account
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of the breach of this agreement by either party, the losing party shall pay the prevailing party such additional sum as the court may adjudge reasonable attorney's fees.

DULY AUTHORIZED:

Steffen, Robertson & Kirsten (U.S.), Inc.
-----------------------------------------
Andrew J. Barrett - President


National Environment Service Company
-----------------------------------------
Eddy Patterson - Chairman & CEO